Exhibit 99.1

Key3Media Receives Court Approval of Reorganization Plan

Company Expects to Emerge from Chapter 11 on June 17
With Restored Financial Strength

LOS ANGELES, CA, June 4, 2003 — Key3Media Group, Inc. (OTCBB: KMEDQ.OB), the world’s leading producer of information technology tradeshows and conferences, today announced that the U.S. Bankruptcy Court for the District of Delaware has approved its plan of reorganization and the Company expects to emerge from Chapter 11 on or about June 17, 2003, the date the plan will become effective.

The plan of reorganization, which was filed May 5, 2003, was supported by 100% of Key3Media’s secured creditors. In addition, substantially all of the Company’s unsecured creditors voted for the plan, representing a clear majority of total unsecured indebtedness.

“We are very pleased to have successfully restored Key3Media’s financial strength while continuing to deliver the highest quality service to our exhibitors and attendees,” said Fredric D. Rosen, Chairman and CEO of Key3Media. “With the support of Thomas Weisel Capital Partners and the hard work of our employees, we have advanced quickly through this process, maintained Key3Media’s industry leadership, and now the Company has a strong platform for continuing to serve the global IT marketplace.”

Key3Media will emerge from its restructuring with a greatly strengthened capital structure and fully funded business plan. The Company’s total debt will be reduced by 87%, and annual interest expense will be reduced by 91%. Thomas Weisel Capital Partners, which supported Key3Media throughout the restructuring process as a creditor and with DIP financing, will own at least 90% of the equity of the recapitalized company upon the Company’s emergence. In addition, certain unsecured creditors will have the right to purchase up to 10% of the Company’s equity.

Lawrence B. Sorrel, Managing Partner of Thomas Weisel Capital Partners said, “We are pleased to have worked with Key3Media’s management and the Company’s creditors to execute a successful reorganization. With its financial flexibility restored, Key3Media can leverage its strong portfolio of brands, large high-caliber client base, and leading market position to continue its long-term growth in the global IT tradeshow and conference market. We look forward to building on Key3Media’s strong platform to help realize its full potential.”

Commenting on Key3Media’s conferences and tradeshows, Robert Priest-Heck, Chief Operating Officer of Key3Media, said, “We recently completed a successful NetWorld+Interop show in Las Vegas with many return exhibitors and a strong attendee turnout, and we look forward to building on that momentum. We already have secured commitments from several major exhibitors for COMDEX, including Microsoft, Computer Associates and BenQ America Corp., and we expect that with the completion of our reorganization plan and the assurance of our continued leadership, we will experience a significant increase in sales for COMDEX as well as for our other tradeshows and conferences. With our financial health restored, we look forward to continuing to provide the highest quality service and to meeting our customers’ evolving needs in the years ahead.”

All Key3Media tradeshows and conferences are continuing as scheduled, including JavaOne in San Francisco (June 10-13), Seybold San Francisco (September 8-12), BioSecurity 2003 in Washington D.C. (October 20-22) and COMDEX Fall in Las Vegas (November 15-20).

About Key3 Media Group

Key3Media Group, Inc., produces information technology tradeshows and conferences. Key3Media’s products range from the IT industry’s largest exhibitions such as COMDEX and NetWorld+Interop to highly focused events featuring renowned educational programs, custom seminars and specialized vendor marketing programs. For more information about Key3Media, visit www.key3media.com.

About Thomas Weisel Capital Partners

Thomas Weisel Capital Partners is the merchant banking affiliate of the investment firm Thomas Weisel Partners LLC. TWCP’s flagship fund, Thomas Weisel Capital Partners, L.P., is a $1.3 billion private equity fund with backing from leading institutional investors and a current portfolio of over 30 companies primarily focused in the growth sectors of the economy, including media and communications, information technology and healthcare.

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Forward Looking Statements

Certain matters discussed in this release are “forward-looking statements,” including statements about Key3Media’s future results, plans and goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these statements by looking for words like “will”, “may”, “believes”, “expects”, “anticipates”, “plans” and “estimates” and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Key3Media’s actual results to differ materially from those expressed or implied in this release. These include, but are not limited to, economic conditions generally and in the information technology industry in particular; the timing of Key3Media’s events and their popularity with exhibitors, sponsors and attendees; technological changes and developments; intellectual property rights; competition; capital expenditures; and factors impacting Key3Media’s international operations. On February 3, 2003, Key3Media voluntarily filed for protection and reorganization under the federal bankruptcy code as a result of declining operating profits caused in part by the persistent difficulties experienced by participants in the IT industry and the related reductions in IT marketing budgets, a general downturn in the economy and the continuing adverse consequences of the September 11, 2001 terrorist attacks on the travel industry which have been further negatively impacted by the commencement of hostilities in Iraq during March 2003. Each of these developments have and will continue to adversely affect participation and attendance at Key3Media’s events, although we are not able to quantify or reliably estimate the future impact that these matters may have on our businesses, results of operations or financial condition. The section entitled “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q for the quarter ended March 31, 2003 filed by Key3Media with the SEC, and the sections entitled “Item 1. Business — Certain Factors That May Affect our Businesses” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended December 31, 2002 filed by Key3Media with the SEC contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Key3Media’s forward-looking statements and/or adversely affect its business, results of operations and financial position. These statements and discussions, as well as any others contained in Key3Media’s other SEC public filings, are incorporated herein by reference. Key3Media does not plan to update any forward-looking statements.